Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Dividend Capital Total Realty Trust Inc.

Denver, Colorado

We have audited the accompanying statement of revenues and certain expenses of the Greater DC Retail Center (“Greater DC”) for the year ended December 31, 2008. This financial statement is the responsibility of Greater DC’s management. Our responsibility is to express an opinion on the financial statement based upon our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Current Report on Form 8-K of Dividend Capital Total Realty Trust Inc., as described in Note 1. The presentation is not intended to be a complete presentation of Greater DC’s revenues and expenses. In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of Greater DC for the year ended December 31, 2008, on the basis of accounting described in Note 1.

/s/ EHRHARDT KEEFE STEINER & HOTTMAN PC

May 8, 2009

Denver, Colorado

Greater DC Retail Center

Statement of Revenues and Certain Expenses

(In thousands)

For the Year Ended December 31, 2008
Revenues:
Rental income	$4,616
Other revenues	1,480

Total revenues	6,096

Certain expenses:
Real estate taxes	779
Operating expenses	172
Insurance	41
Management fees	186

Total certain expenses	1,178

Excess of revenues over certain expenses	$4,918

The accompanying notes are an integral part of this financial statement.

Greater DC Retail Center

Notes to Statement of Revenues and Certain Expenses

Note 1—Description of Business and Summary of Significant Accounting Policies

The accompanying statement of revenues and certain expenses reflects the operations of Greater DC Retail Center (“Greater DC”) for the year ended December 31, 2008. Greater DC is located in the Washington DC market and comprises approximately 233,000 net rentable square feet. As of December 31, 2008, Greater DC had an occupancy rate of 100%.

We acquired Greater DC on April 6, 2009. The total investment amount of Greater DC was approximately $65.0 million. In addition, we incurred expenses of approximately $1.9 million related to the acquisition of Greater DC, which includes an acquisition fee in the amount of $650,000 paid to our Advisor, a related party. We paid for Greater DC through a combination of net proceeds from our public and private offerings and debt financing assumed upon acquisition. The debt financing assumed upon the acquisition of Greater DC was comprised of a fixed-rate mortgage note which has an outstanding principal balance of approximately $42.0 million and is an interest only loan until July 2009, at which point it begins to amortize over a 30-year life. This loan matures in July 2014, subject to a one-year extension option, and bears interest at 4.82%.

The accounting records of Greater DC are maintained on the accrual basis of accounting. The accompanying statement of revenues and certain expenses was prepared pursuant to Rule 3-14 of the Commission and excludes certain material items. Such material items include mortgage interest, depreciation and amortization, professional fees and other costs not directly related to future operations of Greater DC. This financial statement is not intended to be a complete presentation of Greater DC’s revenues and expenses and is not considered indicative of our future earnings results. Accordingly, this financial statement is not representative of actual operations for the period presented due to the exclusion of certain material items which may not be comparable to the proposed future operations of Greater DC.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The future results of operations can be significantly impacted by the rental markets in which Greater DC is located, as well as general overall economic conditions.

Note 2—Operating Leases

Greater DC’s revenues are primarily obtained from tenant rental payments as provided for under non-cancelable operating leases. Greater DC records rental revenue for the full term of the lease on a straight-line basis. In the case where the minimum rental payments increase over the life of the lease, Greater DC records a receivable due from the tenant for the difference between the amount of revenue recorded and the amount of cash received. This accounting treatment resulted in a decrease in rental income of approximately $345,000 for Greater DC for the year ended December 31, 2008.

Approximate future minimum rentals under non-cancelable, in-place leases as of December 31, 2008 for Greater DC, are as follows (amounts in thousands):

Year Ended December 31,
2009	$5,060
2010	4,213
2011	3,291
2012	2,213
2013	2,232
Thereafter	575

Total	$17,584

Tenant reimbursements of operating expenses and percentage rent are also included in other revenues in the accompanying statement of revenues and certain expenses.

Four tenants accounted for greater than 10% of the rental revenues for the year ended December 31, 2008 for Greater DC. See below for details of each of these tenants’ respective percentages of rental revenues for the year ended December 31, 2008 and for future minimum rentals.

Tenant	Industry	Lease Expiration	% of 2008 Rental Revenues	% of Future Minimum Lease Payments
Home Depot	Home Improvement	February 1, 2014	39.3%	59.7%
Bob’s Nordstrom Rack	Fashion	February 1, 2012	20.2%	17.6%
Best Buy (a)	Consumer Electronics	February 1, 2010	18.6%	5.7%
Office Depot (a)	Office Products/Services	January 1, 2011	14.9%	8.4%

(a)	Pursuant to the purchase and sale agreement of Greater DC, the seller has agreed to indemnify us in the event that Best Buy or Office Depot do not exercise their option to renew their lease, or a lease favorable to that of the contractual amounts, which expire in 2010 and 2011, respectively. The extension option pursuant to their current lease is set to expire in 2015 and 2016, respectively. As part of this indemnity, the seller placed into an escrow account a contingent amount that sufficiently compensates us for potentially lost rent or other re-leasing expenses in the event that Best Buy or Office Depot do not exercise their renewal option or a comparable extension.